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                                                                    EXHIBIT 99.1

Biomune Systems, Inc. Announces Donlar Corporation Will Transfer Certain Assets in Exchange for Biomune Common Stock Biomune Also Announces 1-For-5 Reverse Stock Split

SALT LAKE CITY, Oct. 31 /PRNewswire/ - Today Biomune Systems, Inc. (Nasdaq:
BIMED) announced that Donlar Corporation intends to transfer its crop nutrition management, oil field production and pharmaceutical business, and research and development to Biomune Systems, Inc. on November 3, 2000, in addition to approximately $1.5 million in cash. Also, Biomune today announced a 1-for-5 reverse stock split which will go into effect tomorrow, Tuesday, October 31, 2000.

Pursuant to the terms of an Asset Purchase Agreement dated August 8, 2000, as amended, Biomune proposes to acquire the crop nutrition management sales, oil field sales, pharmaceutical and research and development activities of Donlar Corporation, an Illinois corporation, in exchange for shares of Biomune common stock in an amount such that immediately upon issuance of the shares, Donlar will own shares equal to 96% of the total issued and outstanding common stock of Biomune. Biomune will also acquire a non-exclusive license to use certain patented technology of Donlar in consideration of a royalty payment equal to 10% of sales of products or technology utilizing those patents. No liabilities of Donlar will be assumed by or assigned to Biomune.

As a result of the proposed transaction, current Biomune shareholders would own 4% of the common stock of Biomune on a post-transaction, post-split basis. Donlar would agree to hold its Biomune shares for at least one year. Consequently, the current Biomune shareholders would continue to hold all shares in the public float and would have a market for their securities where they could realize value created by the transactions. The current directors of Biomune would resign in favor of Donlar nominees. Biomune would be capitalized with cash of approximately $1.5 million and would have net tangible assets of $3,000,000. Biomune operations would be relocated to Peru, Illinois, with management and accounting services provided by Donlar under a management agreement. Current Biomune employees will be terminated, with the exception of its President and CEO, Michael G. Acton, who would continue to provide services to Biomune and Donlar under a consulting agreement entered into in August 2000.

"We are delighted to be doing this transaction for our shareholders," said Michael Acton, CEO and President of Biomune. "The Biomune shareholders will constitute the public float as Donlar has agreed to hold its shares for a year. This is an excellent opportunity for Biomune shareholders to realize the inherent value of our technologies. We are also very pleased with the strength and depth of the Donlar managers. In addition, we welcome the Donlar Board of Directors to our Board, whose members include Tom Dorr, a businessman and former director of the Federal Reserve Bank of Chicago and Dean Kleckner, the immediate past president of the American Farm Bureau Federation."

"We are very excited to combine forces with Biomune," said Larry Koskan, Chairman, CEO and President of Donlar. "The technology fit in pharmaceuticals between the two companies revolves around condensing important new immunological drugs. Both Biomune and Donlar products are proteins, theirs is natural and ours is synthetic. Both drugs are therapeutic and impact different parts of the immune system."

"Biomune's principal product is a series of proteins derived from milk whey. Their patented products also contain high levels of immunoglobulins that are important in the transfer and development of immune systems. They discovered that these products provide benefit to humans by preventing or minimizing the amount of body weight loss due to certain bacterial and viral diseases. As a result, they have two products that are presently involved in FDA testing, one of which is in Phase II."

"Additionally, they discovered that their whey proteins also act as a nutritional supplement in the nutraceutical market. As a nutraceutical supplement, the base product, branded, "ProMune", is sold into the HIV/Aids market. Biomune's nutraceutical subsidiary company, Optim Nutrition, Inc., not only sells its basic whey products as



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nutritional supplements, but it also has the exclusive world-wide marketing and distribution rights to the Mountain Lift sports and energy nutrition bars."

"Biomune's drugs have large potential markets and cover the areas of gastrointestinal disease exemplified by acute and severe diarrhea, and treatment for life-threatening Escherichia coli, which causes hemolytic uremic syndrome (kidney damage, particularly in children)."

Donlar Corporation, founded in 1990 and based in Bedford Park, Illinois, is a diversified biotech and biopolymer company that has developed a wide range of patented protein products for use in industrial, agricultural, consumer and pharmaceutical markets. Donlar was the recipient of the EPA's first Presidential Green Chemistry Challenge Award for its work in the development of environmentally responsible products and manufacturing processes. (www.donlar.com)

Biomune Systems, Inc., a Nevada corporation, with its wholly owned subsidiary, Optim Nutrition, Inc., is engaged in the research, development, distribution and sale of biologic pharmaceutical products, nutraceutical and medical food products and food supplements based on an exclusively licensed, patented whey protein technology. (www.optimnutrition.com)

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent distributor network, government regulation of products, manufacturing and marketing, and risks associated with international expansion. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in Biomune's most recent filings with the Securities and Exchange Commission on Forms 10-QSB and 10KSB and current reports on Form 8K.

SOURCE Donlar Corporation